Exhibit 99.1

NEWFIELD EXPLORATION COMPANY SELLS
SHALLOW WATER GULF OF MEXICO PORTFOLIO

FOR IMMEDIATE RELEASE

Houston - June 21, 2007 -- Newfield Exploration Company (NYSE: NFX) today announced the signing of a purchase and sale agreement to sell all of its producing properties in the shallow water Gulf of Mexico to McMoRan Exploration Co. (NYSE:MMR) for a total cash consideration of $1.1 billion and the assumption of liabilities associated with future abandonment of wells and platforms. The sale is expected to close in July 2007, subject to customary closing conditions.

“Today’s announcement is a significant step in our on-going plan to create a longer-lived reserve base with sustainable and predictable production growth,” said David A. Trice, Newfield Chairman, President and CEO. “The sale of our shelf properties is the first in a series of planned divestitures that also include our assets in Bohai Bay China, the North Sea and select properties in Texas and Oklahoma. Pro-forma for these transactions, our reserve life should increase to approximately 11 years and we will have visible production growth from the development of our in-hand assets. Newfield has a long history in the Gulf of Mexico and we will continue to focus on growing our deepwater portfolio where we have an interest in three producing fields and two field developments underway that will create future production growth.

“McMoRan has acquired some very good properties in this transaction,” said Trice. “But the most valuable assets will be the people who will join McMoRan’s team. Their efforts are responsible for Newfield’s success in the Gulf of Mexico. We will be retaining our shelf exploration team and we will continue to explore and drill shelf prospects.”

Current net production from the properties to be sold is approximately 270 MMcfe/d. Newfield’s net production from its shelf properties in the first six months of 2007 is expected to be approximately 46 Bcfe. The effective date of this transaction is July 1, 2007.

This transaction also provides McMoRan with an undivided interest in Newfield’s ultra-deep acreage in its Treasure Island and Treasure Bay exploration program. Newfield will retain a working interest ranging from 10-25% in the Treasure Island and Treasure Bay acreage, which encompasses 85 lease blocks. Upon closing, McMoRan will assume operatorship of the Treasure Island leasehold, subject to customary approvals. In addition, McMoRan will join Newfield in a 50-50 joint venture on Newfield’s primary term shelf acreage. This venture will cover 19 lease blocks, or nearly 100,000 gross acres.

Newfield expects to utilize Internal Revenue Code Section 1031 Tax Deferred Exchange rules for the sale of its Gulf of Mexico shelf assets and the recent $575 million acquisition of Rocky Mountain assets from Stone Energy. As a result, after-tax proceeds from the sale of the Gulf of Mexico assets are expected to be more than $1 billion. Utilization of §1031 rules creates nearly $30 million of additional value in these transactions.

Newfield will use the proceeds from the sale of the Gulf of Mexico assets to finance the Rocky Mountain acquisition, pay down existing debt and fund the remainder of its 2007 capital expenditures.

Jefferies Randall & Dewey and Morgan Stanley & Co. Incorporated acted as financial advisors to Newfield in connection with its Gulf of Mexico asset sale.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia, the U.K. North Sea and China.

**The statements set forth in this release regarding the anticipated closing and the closing date for the acquisition and proposed divestitures are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties, including the satisfaction of closing conditions. Failure to satisfy these conditions or delay in satisfying these conditions could result in the termination of the transaction or delay the closing of the transaction. Completion of Newfield’s other proposed divestitures is subject to Newfield receiving offers that it considers acceptable for the properties.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com